   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1997


                                                       REGISTRATION NO. 333-4576


PURSUANT TO RULE 401(e) UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS CONTAINED IN THIS POST-EFFECTIVE AMENDMENT HAS BEEN PREPARED IN ACCORDANCE WITH THE REQUIREMENTS OF FORM S-3.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                       POST-EFFECTIVE AMENDMENT NO. 2 TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                         FURR'S/BISHOP'S, INCORPORATED
             (Exact name of Registrant as specified in its charter)
                             ---------------------

          DELAWARE                             5812                            75-2350724
(State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
     of incorporation or           Classification Code Number)            Identification No.)
       organization)

                             ---------------------
                               6901 QUAKER AVENUE
                              LUBBOCK, TEXAS 79413
                                 (806) 792-7151
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               THEODORE J. PAPIT
                         FURR'S/BISHOP'S, INCORPORATED
                               6901 QUAKER AVENUE
                              LUBBOCK, TEXAS 79413
                                 (806) 792-7151
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                with a copy to:

                            KENNETH L. STEWART, ESQ.
                          FULBRIGHT & JAWORSKI L.L.P.
                          2200 ROSS AVENUE, SUITE 2800
                              DALLAS, TEXAS 75201
                                 (214) 855-8000
                             ---------------------
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]
================================================================================

PROSPECTUS


                         FURR'S/BISHOP'S, INCORPORATED
                       42,060,043 SHARES OF COMMON STOCK
                             ---------------------

     This Prospectus relates to the public offering by the selling security holders (the "Selling Security Holders") of 42,060,043 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Furr's/Bishop's, Incorporated, a Delaware corporation (the "Company").


     On December 15, 1997, the last reported sale price of a share of Common Stock on the New York Stock Exchange was $ 9/16.


     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN RISKS INVOLVED IN THE PURCHASE OF THE SHARES.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     The Selling Security Holders directly or through agents, dealers or underwriters may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the names of the Selling Security Holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution." Each of the Selling Security Holders reserves the sole right to accept or to reject, in whole or in part, any proposed purchase of the Shares.

     The Company will not receive any proceeds from this offering but, by agreement, will pay substantially all expenses of this offering, other than the commissions or discounts of underwriters, dealers or agents, but including the fees and disbursements of one counsel to certain of the Selling Security Holders. The Selling Security Holders, and any underwriters, dealers or agents that participate with the Selling Security Holders in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements between the Company and the Selling Security Holders and indemnification arrangements for underwriters.

                             ---------------------


               The date of this Prospectus is December 17, 1997.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof, and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048 and are available at http://www.sec.gov on the world wide web. Copies of such material also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. In addition, material filed by the Company can also be inspected at the offices of the New York Stock Exchange ("NYSE"), 20 Broad Street, Seventh Floor, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-1 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the Shares. Pursuant to Rule 401(e) under the Securities Act, this Prospectus has been prepared in accordance with the requirements for a Registration Statement on Form S-3. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of other documents referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement is qualified in all respects by such reference.

                                AFFILIATE FILING


     Cafeteria Operators, L.P., a Delaware limited partnership and direct and indirect wholly owned partnership subsidiary of the Company ("Cafeteria Operators"), has filed post-effective amendments to a separate Registration Statement (File No. 333-4578) with the Commission with respect to up to $31,620,870.04 aggregate principal amount of 12% Senior Secured Notes ("12% Notes"), which may be offered from time to time for the accounts of certain holders of the 12% Notes. Such holders include certain of the Selling Security Holders.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof:

     (i)   Annual Report on Form 10-K for the year ended December 31, 1996;

     (ii) Amendment No. 1 on Form 10-K/A to Annual Report on Form 10-K for the year ended December 31, 1996;

     (iii) Amendment No. 2 on Form 10-K/A to Annual Report on Form 10-K for the year ended December 31, 1996;

     (iv) Quarterly Report on Form 10-Q for the 13 weeks ended April 1, 1997;


     (v)  Quarterly Report on Form 10-Q for the 13 weeks ended July 1, 1997;



     (vi) Quarterly Report on Form 10-Q for the 13 weeks ended September 30, 1997; and



     (vii) Registration Statement on Form 8-A (No. 1-10725), filed November 30, 1995.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to the Company's principal office: Furr's/Bishop's, Incorporated, 6901 Quaker Avenue, Lubbock, Texas 79413, Attention: Alton R. Smith (telephone: (806) 792-7151).

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Risk Factors..........................    4
Recent Developments...................    6
Use of Proceeds.......................    7
Background; Restructuring.............    7
Selling Security Holders..............    8



                                        PAGE
                                        ----
Plan of Distribution..................   10
Description of Capital Stock..........   11
Legal Matters.........................   12
Experts...............................   12

                                  RISK FACTORS

     In considering the matters set forth in this Prospectus, prospective investors should carefully consider, among other things, the significant factors described below which are associated with the Shares before making an investment in the Shares.

CAPITAL EXPENDITURES

     The Company may make significant capital expenditures in each of the next three fiscal years to remodel existing cafeterias, implement special programs to enhance customer traffic and develop new restaurants. The Company believes that its capital expenditure program is necessary to enable the Company and its subsidiaries to increase revenues and attain profitability in order to service their respective remaining obligations under outstanding debt instruments. Such obligations and debt instruments limit the Company's ability to make future capital expenditures. There can be no assurance that the Company will be able to complete its capital expenditure program, service its financial obligations and meet the financial covenants contained in outstanding debt instruments. See "Management's Discussion and Analysis of Results of Operations and Financial Condition," included in the Company's most recent Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q, if any, after such Annual Report on Form 10-K, previously filed with the Commission and incorporated by reference herein (the "Latest 10-K" and the "Latest 10-Q," respectively).

LEVERAGE


     As of September 30, 1997, the Company's total consolidated indebtedness was approximately $69.1 million (including approximately $23.4 million of interest accrued through maturity). At such date, the Company's stockholders' deficit was approximately $41.6 million and the Company's consolidated total assets were approximately $66.0 million.


     In addition to certain customary affirmative covenants, the Indenture (hereinafter defined) contains covenants that, among other things, restrict the ability of Cafeteria Operators and each of its subsidiaries, subject to certain exceptions contained therein, to incur debt, make distributions to the Company or transfer assets. The restrictions may limit the ability of the Company to expand its business and take other actions that the Company considers to be in its best interest.

     The Company and its subsidiaries presently have significant annual interest expense payment obligations under outstanding debt instruments. The ability of the Company and its subsidiaries to satisfy their respective obligations are dependent upon their future performances, which will be subject to financial, business and other factors affecting the business and operations of the Company, including factors beyond the control of the Company and its subsidiaries, such as prevailing economic conditions. Over the long term, the Company's performance will depend on, among other things, the Company's ability to implement successfully its expansion strategies and control costs. See
"Business -- Capital Expenditure Program" in the Latest 10-K and "Management's Discussion and Analysis of Results of Operations and Financial
Condition -- Liquidity and Capital Resources," included in the Latest 10-K and the Latest 10-Q. If the Company is unable to comply with the terms of outstanding debt instruments and any future debt instruments and fails to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, particularly in view of the Company's anticipated high levels of debt and the fact that a significant portion of Cafeteria Operators' assets, representing substantially all of the Company's consolidated tangible assets, have been pledged as collateral to secure indebtedness. These factors could have a material adverse effect on the marketability and value of the Shares.

OWNERSHIP OF THE COMPANY

     As a result of the Restructuring (hereinafter defined) and subsequent sales of Common Stock by the Selling Security Holders, the Selling Security Holders own approximately 86.5% of the outstanding Common Stock. The Selling Security Holders, however, are 14 separate holders (or groups of affiliated holders) who are entitled to, and who the Company believes intend to, vote separately upon all matters submitted to a vote of security holders of the Company (including any mergers, sales of all or substantially all of the assets of the Company or Cafeteria Operators and going private transactions). To the Company's knowledge there are no agreements, arrangements or understandings among any of the Selling Security Holders concerning the voting or disposition of any of such Common Stock or any other matter regarding the Company or which might be the subject of a vote of the Company's stockholders. Also, no Selling Security Holder (or affiliated group of Selling Security Holders) is a beneficial owner of more than 18% of the Common Stock; accordingly, no single Selling Security Holder or affiliated group could itself approve any matter regarding the Company or which might be the subject of a vote of the stockholders. Certain of the Selling Security Holders, who currently hold 12% Notes (hereinafter defined), were former 11% Noteholders (hereinafter defined).


     In addition, as a part of the Restructuring, certain 11% Noteholders designated for nomination certain of the members of the Board of Directors of the Company. These directors were duly nominated and elected by holders of the former classes of the Company's capital stock at a meeting of the stockholders held prior to certain 11% Noteholders having exercised the Put Option (hereinafter defined). Certain of these directors continue to serve on the Board of Directors, and such directors may have the power to direct the Company's operations. None of such directors, however, is affiliated with any former 11% Noteholder and to the Company's knowledge there is no agreement, understanding or arrangement among any of the former 11% Noteholders or any such director concerning any matter regarding the governance of the Company. In addition, E.W. Williams, Jr., a director of the Company, and KL Group, Inc., a corporation controlled by Kevin E. Lewis, Chairman of the Board of Directors of the Company, are Selling Security Holders.


HISTORY OF OPERATING LOSSES


     Through fiscal year 1995, the Company had not reported net income since its inception in 1991. The Company has reported net losses from operations of approximately $2.4 million, $166.1 million and $21.3 million for the fiscal years 1992, 1993 and 1994, respectively. After giving effect to the Restructuring, but before the extraordinary credit associated therewith, the Company reported net loss from operations of approximately $38.9 million for fiscal year 1995. Although the Company reported net income from operations of $8.4 million for fiscal year 1996, the Company reported net loss from operations of $6.5 million for the 39-week period ended September 30, 1997.


NO ANTICIPATED STOCKHOLDER DISTRIBUTIONS

     The Company does not anticipate paying cash distributions to stockholders in the foreseeable future. The Company's ability to pay cash dividends on the Common Stock will depend on the future performance of the Company and its subsidiaries. Such future performance will be subject to financial, business and other factors affecting the business and operations of the Company and its subsidiaries, including factors beyond the control of the Company and its subsidiaries, such as prevailing economic conditions. In addition, under terms of the Indenture, Cafeteria Operators and its subsidiaries may not distribute funds to the Company, unless, immediately after giving effect to such distribution, (i) no default or event of default shall have occurred or be continuing and (ii) the aggregate amount of all outstanding restricted payments and restricted investments as of such date does not exceed the difference of (a) fifty percent (50%) of consolidated net income for the period beginning January 2, 1996 and ending the last day of the last full fiscal quarter and (b)(x) one hundred percent (100%) of consolidated net income for the last four full fiscal quarters (or, under certain circumstances, a shorter period) if consolidated net income for such period is a loss, or (y) zero, if consolidated net income for such period is not a loss. The Company believes that any refinancing or other indebtedness incurred by the Company or its subsidiaries would contain restrictions on the payment of dividends and making of cash distributions on equity securities generally similar to those in the Indenture. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," included in the Latest 10-K and the Latest 10-Q.

HOLDING COMPANY STRUCTURE

     The Company is a holding company with no operations, the principal assets of which are general and limited partnership interests in and capital stock of its subsidiaries. The operations of the Company are conducted through its subsidiaries, including Cafeteria Operators and, therefore, the Company is and will continue to be dependent on dividends, distributions or other intercompany transfers of funds from its subsidiaries to allow the Company to meet its obligations and pay dividends, if any, on the Common Stock. The Indenture contains restrictions on the ability of Cafeteria Operators to make distributions or other intercompany transfers to the Company, and it is likely that any refinancing or other indebtedness incurred by subsidiaries will contain similar restrictions. There can be no assurance that funds generated from future operations of the Company and its subsidiaries will be sufficient to meet debt service and other obligations or that the performances of its subsidiaries will be sufficient to satisfy the financial covenants contained in the Indenture or to allow the Company to pay dividends on the Common Stock. In addition, the Company does not anticipate cash being available to pay dividends in the foreseeable future because Cafeteria Operators will retain its earnings to fund capital expenditures.

SHARES AVAILABLE FOR FUTURE ISSUANCE

     As part of the Restructuring, the Company issued to stockholders an aggregate of approximately 40,527,933 five-year warrants, each whole warrant being entitled to purchase one share of Common Stock at an exercise price of $.074 per Share (the "Warrants"). The Warrants expire on January 2, 2001. After giving effect to the fifteen-to-one reverse stock split on March 22, 1996, the Warrants are exercisable into approximately 2,701,862 shares of Common Stock at an exercise price of $1.11 per share. In addition, the Company has 2,702,720 shares of Common Stock, after giving effect to the reverse stock split, available for issuance pursuant to the 1995 Stock Option Plan of the Company. No prediction can be made as to the effect, if any, that future issuances of shares, the availability of shares for future issuance or the Warrants may have on the prevailing market prices of the Common Stock from time to time.


     The Selling Security Holders own approximately 86.5% of the outstanding Common Stock. Any of the Selling Security Holders may from time to time determine to sell Shares for any reason, subject to compliance with federal securities laws. Issuance or sales of substantial amounts of Common Stock, or the perception that such sales or issuances could occur, could adversely effect prevailing market prices for the Common Stock.


RESIGNATION OF CHIEF EXECUTIVE OFFICER


     Theodore J. Papit has announced that he will resign his position as Chief Executive Officer and President of the Company effective March 31, 1998, based on personal reasons and desire to pursue other long-term professional opportunities. If the Company is unable to hire a full-time replacement for Mr. Papit reasonably soon, the failure to have a full time Chief Executive Officer could have a material adverse effect on the Company.



                              RECENT DEVELOPMENTS



     The Company and Theodore J. Papit, its President and Chief Executive Officer, have reached an agreement for Mr. Papit to remain as President and Chief Executive Officer through the first quarter of 1998. Mr. Papit had previously announced his resignation from these positions, effective October 29, 1997, but, at the request of the Board of Directors, agreed to remain through December 15, 1997. In connection with his agreement to extend his term of office through the first quarter of 1998, Mr. Papit agreed to terminate, effective December 15, 1997, all existing compensation and contractual obligations of the Company regarding his employment, including termination of all stock options. Mr. Papit will be compensated from December 15, 1997, through the end of the first quarter of 1998 at a flat rate of $50,000 per month, and will be reimbursed for normal out-of-pocket expenses.



     The Company is continuing its search for a permanent replacement for Mr. Papit.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock offered pursuant to this Prospectus. The Selling Security Holders will receive all of the net proceeds from any sale of the Shares offered hereby.

                           BACKGROUND; RESTRUCTURING
GENERAL

     In 1996, the Company continued to streamline its operating focus after completing a major restructuring of its financial position in fiscal 1995 (the "Restructuring"). On January 2, 1996, the Company received the approval of its lenders and stockholders on a recapitalization resulting in a reduction of the Company's debt and other obligations by over $200 million, a significant reduction in interest expense and an increase in net worth. Approval of the Restructuring concluded nearly three years of discussions aimed at providing the Company with greater financial stability and the resources to compete in an increasingly competitive industry.

     As part of the Restructuring, Cafeteria Operators executed the Amended and Restated Indenture (the "Indenture") dated as of November 15, 1995 between Cafeteria Operators and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.), as trustee, pursuant to which, among other things, the terms of $40.0 million aggregate principal amount outstanding under Cafeteria Operators' 11% Senior Secured Notes due June 30, 1998 (the "11% Notes") issued pursuant to the Indenture dated as of March 27, 1992 between the Company and Shawmut Bank, N.A., as collateral agent (the "Old Indenture"), were amended, with the consent of the holders of the 11% Notes at such time (the "Original 11% Noteholders"), to constitute $40.0 million (subject to the issuance of additional notes in payment of the first interest installment) aggregate principal amount of 12% Senior Secured Notes ("12% Notes") issued pursuant to the Indenture. In addition, Cafeteria Operators issued a 12% Note in the original principal amount of $1.7 (plus interest) million to the Trustees of General Electric Pension Trust ("GEPT") in settlement of a $5.4 million judgment against Furr's/Bishop's Cafeterias, L.P., a Delaware limited partnership and indirect wholly owned partnership subsidiary of the Company ("FBLP"). As part of the Restructuring, Wells Fargo Bank, National Association ("Wells Fargo") received an option to purchase 2.5% of the outstanding Common Stock (the "Wells Fargo Option") in satisfaction of approximately $6.1 million principal amount (plus approximately $1.6 million of accrued and unpaid interest) of indebtedness of a subsidiary of the Company. State Street Bank and Trust Company is currently the trustee under the Indenture.

     As a result of the Restructuring, indebtedness of Cafeteria Operators in the amount of approximately $153 million aggregate principal amount (plus approximately $46.6 million in accrued and unpaid interest) outstanding under the Old Indenture was exchanged by holders on January 2, 1996 of the 11% Notes (the "Exchanging 11% Noteholders" and together with the Original 11% Noteholders, the "former 11% Noteholders") for an aggregate of 95% of the limited partnership interests of Cafeteria Operators and the right to put to the Company their 95% limited partnership interests in Cafeteria Operators in exchange for 95% of the outstanding Common Stock (the "Put Option"). In addition, outstanding warrants to purchase capital stock of the Company held by certain of the Exchanging 11% Noteholders were cancelled.

     On March 12, 1996, a majority of the Exchanging 11% Noteholders exercised the Put Option and, accordingly, all Exchanging 11% Noteholders put their aggregate 95% limited partnership interests to the Company in exchange for 95% of the outstanding Common Stock. On March 15, 1996, Wells Fargo exercised the Wells Fargo Option thereby becoming the beneficial owner of 2.5% of the outstanding Common Stock. On March 22, 1996, a fifteen-to-one reverse stock split became effective upon the filing of an amendment to the Company's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

CERTAIN INCOME TAX RAMIFICATIONS OF THE RESTRUCTURING

     As described above, the Restructuring was a complex series of transactions which had a variety of federal income tax implications for the Company. The Restructuring likely resulted in an ownership change (within the meaning of Section 382 of the Internal Revenue Code), which is likely to substantially restrict the ability of the Company to utilize existing net operating loss carryovers to offset future income. In addition, although the Company believes that such possibility is unlikely, no assurance can be given that the Internal Revenue Service might not successfully recharacterize the Restructuring in a manner which would reduce certain tax attributes of the Company and the other partners of Cafeteria Operators (all of which are subsidiaries of the Company) in an amount equal to the excess of the outstanding amount of 11% Notes outstanding prior to the Restructuring over the fair market value of the 11% Notes at such time.

                            SELLING SECURITY HOLDERS

     The following table provides certain information with respect to the Shares held by each Selling Security Holder. As a result of the restructuring and subsequent sales of Common Stock by the Selling Security Holders, the Selling Security Holders own approximately 86.5% of the outstanding Common Stock. Since the Selling Security Holders may sell all or some of their Shares, no estimate can be made of the aggregate amount of Shares that are to be offered hereby or that will be owned by each Selling Security Holder upon completion of the offering to which this Prospectus relates.

     The Selling Security Holders are 14 separate holders (or groups of affiliated holders) who are entitled to, and who the Company believes intend to, vote separately upon all matters submitted to a vote of security holders of the Company (including any mergers, sales of all or substantially all of the assets of the Parent or the Company and going private transactions). To the Company's knowledge, there are no agreements, arrangements or understandings among any of the Selling Security Holders concerning the voting or disposition of any of such Common Stock or any other matter regarding the Company or which might be the subject of a vote of the Company's stockholders. Also, no Selling Security Holder (or affiliated group of Selling Security Holders) is a beneficial owner of more than 18% of the Common Stock; accordingly, no single Selling Security Holder or affiliated group could itself approve any matter regarding the Company or which might be the subject of a vote of the stockholders. Certain of the Selling Security Holders, who currently hold 12% Notes, were former 11% Noteholders. See "Background; Restructuring."


     In addition, as a part of the Restructuring, certain 11% Noteholders nominated certain of the members of the Board of Directors of the Company. Certain of these directors continue to serve on the Board of Directors, and such directors may have the power to direct the Company's operations. None of such directors, however, is affiliated with any former 11% Noteholder and to the Company's knowledge there is no agreement, understanding or arrangement among any of the former 11% Noteholders or any such director concerning any matter regarding the governance of the Company. In addition, E.W. Williams, Jr., a director of the Company, and KL Group, Inc., a corporation controlled by Kevin
E. Lewis, Chairman of the Board of Directors of the Company, are Selling Security Holders.

     The Shares offered by this Prospectus may be offered from time to time by the Selling Security Holders named below:


                                                    AGGREGATE AMOUNT OF SHARES
                                                     ORIGINALLY BENEFICIALLY
                       NAME                            OWNED AND REGISTERED      SHARES OFFERED
                       ----                         --------------------------   --------------
Teachers Insurance and Annuity Association of
  America.........................................          8,607,637              8,607,637
EQ Asset Trust 1993...............................          8,499,857              8,499,857
John Hancock Mutual Life Insurance Company........          5,477,994              5,477,994
The Northwestern Mutual Life Insurance Company....          5,471,679              5,471,679
The Mutual Life Insurance Company of New York.....          4,105,339              4,105,339
Principal Mutual Life Insurance Company...........          3,286,701              3,286,701
SC Fundamental Value Fund, L.P. ..................          2,949,620              1,925,415
SC Fundamental Value BVI Ltd. ....................          1,502,322              1,148,427
Wells Fargo Bank, National Association............          1,216,224              1,216,224
The Ohio National Life Insurance Company..........            984,240                919,240
CUNA Mutual Life Insurance Company................            956,271                956,271
Cerberus Partners, L.P............................            657,053                     --
The Copernicus Fund, L.P..........................            479,290                419,090
KL Group, Inc.....................................            301,205                 10,000
Mark Zucker.......................................            239,646                     --
E.W. Williams, Jr.................................             16,169                 16,169


     Equitable Real Estate Investment Management, Inc. ("EREIMI"), a former affiliate of EQ Asset Trust 1993, is the owner of six properties in Illinois and Iowa which are leased by the Company. The aggregate amount paid by the Company to EREIMI in respect of periodic rental installments during fiscal 1996 was $537,034.75. Such lease was entered into by the Company and EREIMI prior to EQ Asset Trust 1993's acquisition of an interest in the Company in connection with the Restructuring. Such lease was negotiated at arm's length on terms no less favorable than the Company would have obtained from an unrelated landlord.

                              PLAN OF DISTRIBUTION

     The Company will receive none of the proceeds from this offering. The Shares may be sold from time to time to purchasers on the NYSE, in privately negotiated transactions or in the over-the-counter market. The Selling Security Holders may from time to time offer the Shares directly or through underwriters, brokers, dealers or agents, pursuant to (a) a block trade in which a broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers. In effecting such sales, underwriters, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate in the resales. Such sales may be effected at market prices and on terms prevailing at the time of sale, at prices related to such market prices, at negotiated prices or at fixed prices. In addition, the Selling Security Holders may engage in hedging or other similar transactions, and may pledge the Shares being offered, and, upon default, the pledgee may effect sales of the pledged shares pursuant to this Prospectus. In connection with any hedging transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Security Holders. The Selling Security Holders may also sell Common Stock short and redeliver the Shares to close out such short positions. The Selling Security Holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder. Underwriters, brokers, dealers and agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders or the purchasers of Shares for whom they may act as agent. The Selling Security Holders and any underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offering of Shares is made, a Prospectus Supplement or a post-effective amendment to the Registration Statement, if required, will be distributed which will set forth the aggregate amount and type of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     There is no assurance that the Selling Security Holders will sell any of the Shares. In addition, any Shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

     Pursuant to the Exchange Agreement (the "Exchange Agreement") dated as of November 15, 1995, between the Company and former 11% Noteholders, some of which are Selling Security Holders, the Company will pay the expenses of former 11% Noteholders incident to the offering and sale of the Shares to the public, other than commissions, concessions and discounts of underwriters, dealers or agents, but including the fees and disbursements of one counsel to such Selling Security Holders. In addition, the Company has agreed to indemnify the Selling Security Holders, and, if requested, any underwriter they may utilize against certain civil liabilities, including liabilities under the Securities Act and, if such indemnification is unavailable, to contribute to payments required to be made by any of them in respect of such liabilities. The Exchange Agreement requires the Company to keep the Registration Statement of which this Prospectus is a part continuously effective until the earlier of (a) August 6, 1999, and (b) the date upon which all Shares have either (i) been disposed of under this Prospectus,
(ii) been distributed to the public pursuant to Rule 144 or Rule 145 under the Securities Act, (iii) been otherwise transferred and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any similar state law then in force, or (iv) ceased to be outstanding.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Set forth below is a summary of the terms of the Common Stock. This summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Amended and Restated Certificate of Incorporation of the Company (as amended, the "Certificate of Incorporation") as currently in effect. The Certificate of Incorporation currently authorizes for issuance 70 million shares of capital stock, consisting of 65 million shares of Common Stock and 5 million shares of preferred stock. The Board of Directors may authorize additional series of preferred stock and fix the voting powers, dividend rates, preferences and rights thereof. The Board of Directors has not authorized the issuance of any series of preferred stock.

COMMON STOCK

     The Company is presently authorized to issue 65 million shares of Common Stock, par value $.01 per share. Holders of Common Stock have no preemptive rights to purchase or subscribe for securities of the Company and the Common Stock is not subject to redemption by the Company or convertible. The Common Stock is listed for trading on the NYSE under the symbol "CHI."

     Dividends. The holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The Company does not currently anticipate paying dividends on its Common Stock in the foreseeable future. The Indenture restricts payments from Cafeteria Operators to the Company under certain circumstances thereby restricting the ability of the Company to issue dividends to its stockholders. See "Risk Factors -- No Anticipated Stockholder Distributions." Before declaring or paying any dividend on the Common Stock, the Board of Directors will consider the effect of any such declaration or payment on the Company's expansion program and the Company's ability to pay its other obligations in the future. See "Risk Factors -- Capital Expenditures" and "Business -- Capital Expenditure Program." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in any assets of the Company remaining after satisfaction of outstanding liabilities.

     Voting Rights. Except as provided by the Delaware General Corporation Law ("DGCL") as described below, holders of Common Stock will be entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of a majority of the shares entitled to vote shall constitute a quorum at a meeting of stockholders. Cumulative voting for the election of directors is not permitted; therefore, the holders of a majority of the Company's voting securities can elect all members of the Board of Directors of the Company. The DGCL provides that the holders of the outstanding shares of a class of capital stock shall be entitled to vote as a class upon a proposed amendment to the Certificate of Incorporation, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

     The transfer agent and registrar for the Common Stock is Chemical Mellon Shareholder Services, 450 West 33rd Street, New York, NY 10001.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

     Under Section 145 of the DGCL, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, or against expenses incurred in any such action, suit or proceedings. Article Fifth of the Certificate of Incorporation provides the mandatory indemnification of directors and officers to the fullest extent permitted by law, including Section 145 of the DGCL.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemption of, or dividends on, capital stock) of the DGCL, or
(iv) for any transaction from which the director derived an improper personal benefit. Article Fifth of the Certificate of Incorporation contains such a provision.

THE DELAWARE BUSINESS COMBINATION ACT

     Section 203 of the DGCL (the "Delaware Business Combination Act") imposes a three-year moratorium on business combinations (as defined in the Delaware Business Combination Act) between a Delaware corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless (i) prior to an interested stockholder becoming such, the board of directors of the corporation approved the business combination or the transactions resulting in the interested stockholder becoming such, (ii) upon consummation of the transaction resulting in an interested stockholder becoming such, the interested stockholder owns 85% of the voting stock outstanding at the time the transaction commenced (excluding from the calculation of outstanding shares those shares beneficially owned by management, directors and certain employee stock plans), or (iii) on or after the date an interested stockholder became an interested stockholder, such combination is approved by (a) the board of directors and (b) holders of at least 66 2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders.

     The Delaware Business Combination Act provides that the term "business combination" in general means (i) mergers or consolidations, (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (iii) issuance or transfers by the corporation of any stock of the corporation which would have the effect of increasing the interested stockholder's proportionate share of the stock or any class or series of the corporation, (iv) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by an interested stockholder, and (v) receipt by an interested stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Shares offered hereby have been passed upon for the Company by Fulbright & Jaworski L.L.P.

                                    EXPERTS


     The consolidated balance sheet as of January 2, 1996 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the 52-week year ended January 2, 1996, and the 53-week year ended January 3, 1995, and appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent certified public accountants, as stated in their report thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The consolidated financial statements and schedule of the Company as of and for the 52-week year ended December 31, 1996 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the Shares being registered, all of which will be paid by the registrant. All amounts are estimates except the registration fee.

Registration Fee............................................  $ 26,757
Accounting Fees and Expenses................................  $ 15,000
Legal Fees and Expenses.....................................  $ 75,000
Trustee Fees................................................  $  5,000
Printing and Engraving Fees and Expenses....................  $  5,000
Miscellaneous...............................................  $ 10,000
                                                              --------
Total.......................................................  $136,757
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to provide in its certificate of incorporation, and the Company has so provided in its Amended and Restated Certificate of Incorporation, for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that a director's liability is not eliminated or limited: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve an intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (4) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation further provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or witness or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     The By-laws of the Company provide that, to the fullest extent permitted by the Delaware General Corporation Law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. No expenses will be paid in advance except, as authorized by the Board of Directors, to a director or officer for expenses incurred while acting in his or her capacity as a director or officer, who has delivered an undertaking to the Company to repay all amounts advanced if it should be later determined that such director or officer was not entitled to indemnification. The By-laws further provide that the above rights of indemnification are not exclusive of any other rights of indemnification that a director or officer may be entitled to from any other source.

     Each current director has entered into an Indemnification Agreement dated as of January 2, 1996 by and between the Company and such director pursuant to which the Company will indemnify such director and hold such director harmless from any and all losses, expenses and fines to the fullest extent authorized, permitted or not prohibited (i) by the Delaware General Corporation Law or any other applicable law (including judicial, regulatory or administrative interpretations or readings thereof), the Company's Certificate of Incorporation or By-laws as in effect on the date of execution of the agreement or other statutory provision authorizing such indemnification that is adopted after January 2, 1996. In the event that after the date of the agreements the Company provides that greater right of indemnification, in any respect, to any other person serving as an officer or director of the Company, then such greater right of indemnification shall inure to the benefit of the respective director and shall be deemed to be incorporated in the relevant agreement as a basis for indemnity, at each director's election, together with the indemnity expressly set forth therein.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


        EXHIBITS                                 DESCRIPTION
        --------                                 -----------
          *4.1           -- Amended and Restated Certificate of Incorporation of
                            Furr's/Bishop's, Incorporated.
           4.2           -- By-laws of Furr's/Bishop's, Incorporated (as amended
                            December 3, 1997).
         **4.3           -- Certificate of Amendment to the Amended and Restated
                            Certificate of Incorporation of Furr's/Bishop's,
                            Incorporated.
          +4.3           -- Second Certificate of Amendment to the Amended and
                            Restated Certificate of Incorporation of Furr's/Bishop's,
                            Incorporated.
         ++5.1           -- Opinion of Fulbright & Jaworski L.L.P.
          23.1           -- Consent of KPMG Peat Marwick LLP as independent certified public accountants.
          23.2           -- Consent of Deloitte & Touche LLP as independent certified public accountants.
        ++23.3           -- Consent of Fulbright & Jaworski L.L.P. (included in their opinion filed as Exhibit 5.1).
        ++24.1           -- Power of Attorney (included in the Signature Page to this
                            Registration Statement).


---------------

 * Incorporated by reference from the Registrant's Registration Statement on Form S-4, File No. 33-38978.


** Incorporated by reference from the Registrant's Registration Statement on Form S-4, File No. 33-92236.


 + Incorporated by reference from the Registrant's Form 10-K for the fiscal year ended January 2, 1996.

++ Previously Filed.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold as of the termination of the offering.

     The undersigned Registrant hereby undertakes that:

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lubbock, State of Texas, on December 16, 1997.


                                            FURR'S/BISHOP'S INCORPORATED

                                            By:   /s/ THEODORE J. PAPIT

                                             -----------------------------------
                                                      Theodore J. Papit
                                                President and Chief Executive
                                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                   TITLE                        PAGE
                      ---------                                   -----                        ----

                /s/ THEODORE J. PAPIT                    President, Chief               December 16, 1997
-----------------------------------------------------      Executive Officer and
                  Theodore J. Papit                        Director

                          *                              Chairman of the Board of
-----------------------------------------------------      Directors
                   Kevin E. Lewis

                          *                              Director
-----------------------------------------------------
                 E.W. Williams, Jr.

                          *                              Director
-----------------------------------------------------
                   Suzanne Hopgood

                          *                              Director
-----------------------------------------------------
                  Gilbert C. Osnos

                          *                              Director
-----------------------------------------------------
                  Kenneth R. Reimer

                 /s/ ALTON R. SMITH                      Principal Accounting and       December 16, 1997
-----------------------------------------------------      Principal Financial
                   Alton R. Smith                          Officer

               *By: /s/ KEVIN E. LEWIS                                                  December 16, 1997
  ------------------------------------------------
                   Kevin E. Lewis
                  Attorney-in-Fact

                                 EXHIBIT INDEX


        EXHIBITS                                 DESCRIPTION
        --------                                 -----------
           *4.1          -- Amended and Restated Certificate of Incorporation of
                            Furr's/Bishop's, Incorporated.
            4.2          -- By-laws of Furr's/Bishop's, Incorporated (as amended
                            December 3, 1997).
          **4.3          -- Certificate of Amendment to the Amended and Restated
                            Certificate of Incorporation of Furr's/Bishop's,
                            Incorporated.
           +4.3          -- Second Certificate of Amendment to the Amended and
                            Restated Certificate of Incorporation of Furr's/Bishop's,
                            Incorporated.
          ++5.1          -- Opinion of Fulbright & Jaworski L.L.P.
           23.1          -- Consent of KPMG Peat Marwick LLP as independent certified public accountants.
           23.2          -- Consent of Deloitte & Touche LLP as independent certified public accountants.
         ++23.3          -- Consent of Fulbright & Jaworski L.L.P. (included in their opinion filed as Exhibit 5.1).
         ++24.1          -- Power of Attorney (included in the Signature Page to this
                            Registration Statement).


---------------

 * Incorporated by reference from the Registrant's Registration Statement on Form S-4, File No. 33-38978.


** Incorporated by reference from the Registrant's Registration Statement on Form S-4, File No. 33-92236.


 + Incorporated by reference from the Registrant's Form 10-K for the fiscal year ended January 2, 1996.

++ Previously Filed.